EXHIBIT 3.38

W. Fox McKeithen Secretary of State	ARTICLES OF ORGANIZATION (R.S. 12:1301)

	Domestic Limited Liability Company Enclose $60.00 filing fee Make remittance payable to Secretary of State Do not send cash	Return to:	Commercial Division P.O. Box 94125 Baton Rouge, LA 70804-9125 Phone (225) 925-4704 Web Site: www.sec.state.la.us

STATE OF OHIO	Check one: ☒ Business ☐ Nonprofit

PARISH/COUNTY OF Cuyahoga

1.	The name of the limited liability company is: Jalou Eunice, LLC

2.	This company is formed for the purpose of: (check one)

☒	Engaging in any lawful activity for which limited liability companies may be formed.

☐
(use for limiting activity)

3.	The duration of this limited liability company is: (may be perpetual) perpetual

4.	Other provisions:

Signatures:

/s/ Stanley R. Gorom III
Stanley R. Gorom III, Esq.,
Authorized Representative

Sworn to and subscribe before me, the undersigned Notary Public, on this date:  3/27/03

/s/ Janelle Gasbarrino
Notary Public